CHICAGO ASSOCIATION OF REALTORS®

Condominium Real Estate Purchase and Sale Contract

(including condominium townhomes and commercial condominiums)

This Contract is Intended to be a Binding Real Estate Contract

1. Contract. This Condominium Real Estate Purchase and Sale Contract ("*Contract*") is made by and between ARK7 PROPERTIES PLUS LLC - SERIES #ORHOF ("*Buyer*"), and Erik Anderson ("*Seller*") (Buyer and Seller collectively, ("*Parties*"), with respect to the purchase and sale of the real estate and improvements located at 20 N State St, Unit 307, Chicago, IL 60602 ("*Property*").

The Property P.I.N. # is 17094630081007.

The Property includes parking space number(s) ____________, which is (*check all that apply*) ☐ deeded, ☐ limited common element, ☐ assigned, ☐ indoor, ☐ outdoor. If deeded, the parking P.I.N.# is: ________________. The Property includes storage space/locker number(s) ____________, which is (*check all that apply*) ☐ deeded, ☐ limited common element, ☐ assigned. If deed, the storage space/locker P.I.N.# is: ________________.

2. Fixtures and Personal Property. At Closing (as defined in Paragraph 8 of this Contract), in addition to the Property, Seller shall transfer to Buyer by a Bill of Sale all heating, cooling, electrical and plumbing systems, and the following checked and enumerated items (collectively, "*Fixtures and Personal Property*"), which Fixtures and Personal Property are owned by Seller, and to Seller's knowledge, are currently present on the Property and in operating condition as of the Acceptance Date:

☑ Refrigerator___	☐ Sump Pump___	☑ Central air conditioner__	☐ Fireplace screen and equipment___	☑ Built-in or attached shelves or cabinets__
☑ Oven/Range___	☑ Smoke and carbon monoxide detectors__	☐ Window air conditioner___	☐ Fireplace gas log__	☑ Ceiling fan(s)___
☑ Microwave___	☑ Intercom system___	☐ Electronic air filter___	☐ Firewood___	☐ Radiator covers___
☑ Dishwasher___	☑ Security system___ (rented or owned) (*check one*)	☐ Central humidifier___	☐ Attached gas grill__	☐ All planted vegetation
☑ Garbage disposal__	☐ Satellite Dish__	☑ Lighting fixtures___	☑ Existing storms and screens___	☐ Outdoor play set/swings
☐ Trash compactor__	☐ Attached TV(s)___	☐ Electronic garage door(s) with ___ remote unit(s)	☑ Window treatments___	☐ Outdoor shed
☑ Washer__	☐ TV Antenna___	☐ Tacked down carpeting	☐ Other Equipment ________	
☑ Dryer___	☐ Multimedia equipment___			
☐ Water Softener___				

Seller shall also transfer the following: ________________.
The following items are excluded from transfer: ________________.

3. Purchase Price. The purchase price for the Property (including the parking and storage space, if applicable, Fixtures and Personal Property) is $ 208500 ("*Purchase Price*").

4. Closing Cost Credit (Optional). *Check if applicable* ☐ Seller agrees to credit to Buyer at Closing (*check one*) ☐ $__________ ***OR*** ☐ _____% of Purchase Price ("*Closing Cost Credit*"), to be applied to prepaid expenses, closing costs or both as lender permits, and that such credit appears on the Master Statement or Closing Disclosure.

5. Home Warranty (Optional). *Check if applicable* ☐ Seller agrees to provide Buyer with a Home Warranty at Closing, at a cost of no less than: $__________.

6. Earnest Money. Upon the Parties execution and delivery of this Contract, Buyer shall deposit with to be determined ("*Escrowee*"), earnest money in the amount of $ 5000, in the form of certified fund within 3 Business Days after the Acceptance Date. The earnest money shall be increased to (*check one*) ☐ ______% [percent] of the Purchase Price, ***OR*** ☐ a total of $________________ ("*Earnest Money*") within _____ Business Days after the conclusion of the Attorney Approval Period (as established in Paragraph 15 of this Contract). The Parties acknowledge and agree that (i) the Parties shall execute all necessary documents with respect to the handling of the Earnest Money in form and content mutually agreed upon between the Parties and (ii) unless otherwise agreed, Buyer shall pay all expenses incurred in opening an escrow account for the Earnest Money.

7. Mortgage Contingency. Parties agree that this Contract (*check one*) ☐ [*is*] ☑ [*is not*] subject to Paragraph 7, Mortgage Contingency. If [*is not*] is checked, then this paragraph 7 does not apply. This Contract is contingent upon Buyer securing by ________________ ("*First Commitment Date*") a written mortgage commitment for a fixed rate or an adjustable rate mortgage permitted to be made by a U.S. or Illinois savings and loan association, bank, or other authorized financial institution, in the amount of (*check one*) ☐ $______________ ***OR*** ☐ ____% [percent] of the Purchase Price, the interest rate (or initial interest rate if an adjustable rate mortgage) not to exceed _______% per year, amortized over ______ years, payable monthly, loan fee not to exceed _______%, plus appraisal and credit report fee, if any ("*Required Commitment*"). Buyer shall pay for private mortgage insurance as required by the lending institution. **If a FHA or VA mortgage is to be obtained, Rider 8 or Rider 9 shall be attached to this Contract.** (1) If Buyer is unable to obtain the Required Commitment by the First Commitment Date, Buyer shall so notify Seller in writing on or before that Date. Thereafter, Seller may, within 30 Business Days after the First Commitment Date ("*Second Commitment Date*"), secure the Required Commitment for Buyer upon the same terms, and may extend the Closing Date by 30 Business Days. The Required Commitment may be given by Seller or a third party. Buyer shall furnish all requested credit information, sign customary documents relating to the application and securing of the Required Commitment, and pay one application fee as directed by Seller. Should Seller choose not to secure the Required Commitment for Buyer, this Contract shall be null and void as of the First Commitment Date, and the Earnest Money shall be returned to Buyer. (2) If Buyer notifies Seller on or before the First Commitment Date that Buyer has been unable to obtain the Required Commitment, and neither Buyer nor Seller secures the Required Commitment on or before the Second Commitment Date, this Contract shall be null and void and the Earnest Money shall be returned to Buyer. (3) If Buyer does not provide any notice to Seller by the First Commitment Date, Buyer shall be deemed to have waived this contingency and this Contract shall remain in full force and effect.

8. Closing. Buyer shall deliver the balance of the Purchase Price (less the amount of the Earnest Money, Closing Cost Credit, plus or minus prorations and escrow fees, if any) to Seller and Seller shall execute and deliver the Deed (as defined below) to Buyer ("*Closing*"). Closing shall occur on or prior to 10/13/2023 at a time and location mutually agreed upon by the Parties ("*Closing Date*").

Buyer Initials: B 10/06/23 9:57 PM CDT dotloop verified   Buyer Initials: ______   Seller Initials: EA   Seller Initials: ______

9. **Possession.** Unless otherwise agreed to in Rider 22 Post-Closing Possession Rider, Seller agrees to deliver possession of the property at Closing. If Seller does not surrender possession at Closing, Seller shall be considered in default of this Contract.

10. **Deed.** At Closing, Seller shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, a recordable warranty deed ("***Deed***") with release of homestead rights (or other appropriate deed if title is in trust or in an estate), or Articles of Agreement, if applicable, subject only to the following, if any: covenants, conditions, and restrictions of record; public and utility easements; acts done by or suffered through Buyer; all special governmental taxes or assessments confirmed and unconfirmed; homeowners or condominium association declaration and bylaws, if any; and general real estate taxes not yet due and payable at the time of Closing.

11. **Real Estate Taxes.** Seller represents that the total 20 21 general real estate taxes for the Property and all P.I.N.s referenced paragraph 1 of this Contract were $ 3777.46. General real estate taxes for the Property are subject to the following exemptions (***check box if applicable)***: ☐ Homeowner's. ☐ Senior Citizen's. ☐ Senior Freeze. ☐ Historical Tax Freeze. General real estate taxes shall be prorated based on 110 % of the most recent ascertainable full year tax bill, unless mutually agreed to otherwise by the Parties in writing prior to the expiration of the Attorney Approval Period.

12. **Homeowners Association.** Parties agree that the Property is a part of a homeowners or condominium association and that either the Illinois Common Interest Community Association Act, Illinois Condominium Property Act, or other applicable state association law applies ("***Governing Law***"). Seller represents that as of the Acceptance Date, the regular monthly assessment pertaining to the Property is $ 451; a special assessment ***(check one)*** ☐ [has] **OR** ☒ [has not] been levied. The original amount of the special assessment pertaining to the Property was $ 0, and the remaining amount due at Closing will be $ 0 and ***(check one)*** ☐ [shall] **OR** ☒ [shall not] be assumed by Buyer at Closing. Buyer acknowledges and agrees that (i) the representations in this Paragraph are provided as of the Acceptance Date; (ii) this information may change, and these fees may increase, prior to Closing. Notwithstanding anything to the contrary contained in this Paragraph 12, Seller shall notify Buyer of any proposed special assessment and/or increase in any regular assessment between the Date of Acceptance and Closing. Seller shall notify Buyer within 5 Business Days (and in no event later than the Closing Date) after Seller receives notice of any proposed special assessment and/or increase in any regular assessment.

Seller shall furnish Buyer a statement from the proper association representative certifying that Seller is current in payment of assessments, and, if applicable, proof of waiver or termination of any right of first refusal or similar options contained in the bylaws of the association for the transfer of ownership. Seller shall apply for and order those documents governing the association, including but not limited to the declaration, bylaws, rules and regulations, and the prior and current years' operating budgets ("***Association Documents***") within 10 Business Days of the Acceptance Date. Seller shall notify Buyer within 5 Business Days (and in no event later than the Closing Date) after Seller receives notice of any amendments or revisions to any of the Association Documents. In the event the Association Documents disclose that the Property is in violation of existing rules, regulations, or other restrictions or that the terms and conditions contained within the documents would unreasonably restrict Buyer's use of the Property or would increase the financial considerations which Buyer would have to extend in connection with owning the Property, then Buyer may declare this Contract null and void by giving Seller written notice within 5 Business Days after the receipt of the Association Documents, listing those deficiencies which are unacceptable to Buyer, and thereupon all Earnest Money deposited shall be returned to Buyer. If written notice is not served within the time specified, Buyer shall be deemed to have waived this contingency, and this Contract shall remain in full force and effect. The Parties agree to pay any applicable processing and moving fees as required by the association. If the right of first refusal or similar option is exercised, this Contract shall be null and void and the Earnest Money shall be returned to Buyer, and Seller shall pay the commission pursuant to Paragraph U of the General Provisions of this Contract.

13. **Disclosures.** Buyer has received the following (***check Yes or No***): (a) Illinois Residential Real Property Disclosure Report: ☐ Yes/☑ No; (b) Heat Disclosure (gas/electric): ☐ Yes/☑ No; (c) Lead Paint Disclosure and Pamphlet: ☐ Yes/☑ No; and (d) Radon Disclosure and Pamphlet: ☐ Yes/☑ No.

14. **Confirmation of Dual Agency. If initialed below, Licensee is acting as a "Designated Agent" for both Buyer and Seller, ("Dual Agency").** The Parties confirm that they have previously consented and agreed to have ______________________________ ("***Licensee***") act as *Dual Agent* in providing brokerage services on behalf of the Parties and specifically consent to Licensee acting as *Dual Agent* on the transaction covered by this Contract. Initial below if Buyer and Seller consented to *Dual Agency* on the transaction covered by this Contract.

This Paragraph 14 is a part of this Contract only if initialed by the Parties. Buyer Initials: _______ _______ Seller Initials: _______ _______

15. **Attorney Modification.** Within 7 Business Days after the Acceptance Date ("***Attorney Approval Period***"), the attorneys for the respective Parties, by notice, may: (a) approve this Contract in its entirety; or (b) propose modifications to this Contract ("***Proposed Modifications***"), which Proposed Modifications shall not include modifications to the Purchase Price or broker's compensation. If written agreement is not reached by the Parties with respect to resolution of the Proposed Modifications, then either Party may terminate this Contract by serving notice, whereupon this Contract shall be null and void and the Earnest Money returned to Buyer. ***Unless otherwise specified, all notices shall be provided in accordance with paragraph D of the General Provisions. In the absence of delivery of Proposed Modifications prior to the expiration of the Attorney Approval Period, the provisions of this paragraph shall be deemed waived by the Parties and this Contract shall remain in full force and effect.***

16. **Inspection.** Within ____ Business Days after the Acceptance Date ("***Inspection Period***"), Buyer may conduct, at Buyer's sole cost and expense (unless otherwise provided by law) home, radon, environmental, lead-based paint and/or lead-based paint hazards (unless separately waived), wood infestation, and/or mold inspections of the Property ("***Inspections***") by one or more properly licensed or certified inspection personnel (each, an "***Inspector***"). The Inspections shall include only major components of the Property, including, without limitation, central heating, central cooling, plumbing, well, and electric systems, roofs, walls, windows, ceilings, floors, appliances, and foundations. A major component shall be deemed to be in operating condition if it performs the function for which it is intended, regardless of age, and does not constitute a health or safety threat. Buyer shall indemnify Seller from and against any loss or damage to the Property or personal injury caused by the Inspections, Buyer, or Buyer's Inspector. Prior to expiration of the Inspection Period, Buyer shall notify Seller or Seller's attorney in writing ("***Buyer's Inspection Notice***") of any defects disclosed by the Inspections that are unacceptable to Buyer, together with a copy of the pertinent pages of the relevant Inspection report(s). **Buyer agrees that minor repairs and maintenance collectively costing less than $250 shall not constitute defects covered by this Paragraph.** If the Parties have not reached written agreement resolving the inspection issues within the Inspection Period, then either Party may terminate this Contract by written notice to the other Party. In the event of such notice, this Contract shall be null and void and the Earnest Money shall be returned to Buyer. ***In the absence of written notice prior to the expiration of the Inspection Period, this provision shall be deemed waived by all Parties, and this Contract shall be in full force and effect.***

17. **General Provisions, Riders and Addendums.** **THIS CONTRACT WILL BECOME A LEGALLY BINDING CONTRACT WHEN SIGNED BY BUYER AND SELLER AND DELIVERED TO BUYER OR BUYER'S DESIGNATED AGENT.** THIS CONTRACT INCLUDES THE GENERAL PROVISIONS ON THE LAST PAGE OF THIS CONTRACT AND THE FOLLOWING RIDERS AND ADDENDUMS, *IF ANY,* ______________________________, WHICH ARE ATTACHED TO AND MADE A PART OF THIS CONTRACT.

This Contract shall be of no force or effect if not accepted by Seller on or before 10/07/2023.

OFFER DATE: 10/06/2023.

ACCEPTANCE DATE: 10/7/2023 (*"Acceptance Date"*).

BUYER'S INFORMATION:

Buyer's Signature: Tan Su (dotloop verified 10/06/23 9:57 PM CDT OGLL-N1IB-QKKW-G0SK)

Buyer's Name (print): ARK7 PROPERTIES PLUS LLC - SERIES #ORHOF

Buyer's Signature: ____________

Buyer's Name (print): ____________

Address: 535 Mission St Fl 14 San Francisco CA 94105

Phone 1: ____________ Phone 2: ____________

Email 1: residential@ark7.com

Email 2: ____________

SELLER'S INFORMATION:

Seller's Signature: Erik Anderson

Seller's Name (print): Erik Anderson

Seller's Signature: ____________

Seller's Name (print): ____________

Address: 9933 W Argonne Dr, Wauwatosa, WI 53222

Phone 1: 312-719-2440 Phone 2: ____________

Email 1: ____________

Email 2: ____________

The names and addresses set forth below are for informational purposes only and subject to change

Buyer's Broker's Information:

Designated Agent: Tan Su

Agent MLS #: 1013605 Agent License #: 475208455

Brokerage: Kale Realty

Brokerage MLS #: 86995 Brokerage License #: 478027107

Address: 2447 N. Ashland Ave. Chicago IL 60614

Agent Phone: (312) 939-5253 Agent Fax: ____________

Email: tansu925098@gmail.com

Seller's Broker's Information:

Designated Agent: James Raveret

Agent MLS #: 895214 Agent License #: 475188667

Brokerage: Kale Realty

Brokerage MLS #: 86995 Brokerage License #: 478027107

Address: 2447 N. Ashland Ave. Chicago IL 60614

Agent Phone: (630) 542-5728 Agent Fax: ____________

Email: jraveret@kalerealty.com; jraveret@kalerealty.com

Buyer's Attorney's Information:

Attorney Name: Sandeep Basran

Address: 2543 N Milwaukee Ave 2nd Fl Chicago IL 60647

Phone: ____________ Fax: ____________

Email: sbasran@basranlawoffice.com

Seller's Attorney's Information:

Attorney Name: Marc Beermann

Address: 728 Florsheim Dr, Libertyville, IL 60048

Phone: 847-680-7070 Fax: ____________

Email: marc@beermannfamilylaw.com

Buyer's Lender's Information:

Lender's Name: ____________

Company Name: ____________

Address: ____________

Phone: ____________ Fax: ____________

Email: ____________

GENERAL PROVISIONS

A. Prorations. Rent, interest on existing mortgage, if any, water, taxes and other items shall be prorated as of the Closing Date. Security deposits, if any, shall be paid to Buyer at Closing. Notwithstanding anything to the contrary contained in Paragraph 11 of this Contract, if the Property is improved as of the Closing Date, but the last available tax bill is on vacant land, Seller shall place in escrow an amount equal to **2%** of the Purchase Price and the Parties shall reprorate taxes within 30 days after the bill on the improved property becomes available.

B. Uniform Vendor and Purchaser Risk Act. The provisions of the Uniform Vendor and Purchaser Risk Act of the State of Illinois shall be applicable to this Contract.

C. Title. At least 5 Business Days prior to the Closing Date, Seller shall deliver to Buyer or his agent evidence of merchantable title in the intended grantor by delivering a Commitment for Title Insurance of a title insurance company bearing a date on or subsequent to the Acceptance Date, in the amount of the Purchase Price, subject to no other exceptions than those previously listed within this Contract and to general exceptions contained in the commitment. Delay in delivery by Seller of a Commitment for Title Insurance due to delay by Buyer's mortgagee in recording mortgage and bringing down title shall not be a default of this Contract. Every Commitment for Title Insurance furnished by Seller shall be conclusive evidence of title as shown. If evidence of title discloses other exceptions, Seller shall have 30 days after Seller's receipt of evidence of title to cure the exceptions and notify Buyer accordingly. As to those exceptions that may be removed at Closing by payment of money, Seller may have those exceptions removed at Closing by using the proceeds of the sale. Seller shall be responsible for the cost of the title insurance policy issued to Buyer by the title insurance company at Closing.

D. Notice. All notices required by this Contract shall be in writing and shall be served upon the Parties or their attorneys at the addresses or contact information provided. The mailing of notice by registered or certified mail, return receipt requested, shall be sufficient service. Notices may also be served by personal delivery, commercial delivery service, by the use of a facsimile machine, or e-mail transmission. E-mail and facsimile notice shall be deemed valid when transmitted. In addition, facsimile signatures or digital signatures shall be sufficient for purposes of executing this Contract and shall be deemed originals. Each Party shall retain a copy of proof of facsimile transmission and e-mail notice and provide such proof, if requested.

E. Disposition of Earnest Money. In the event of any default by either Party, Escrowee may not distribute the Earnest Money without the joint written direction of Seller and Buyer or their authorized agents. However, if Escrowee has not received the joint written direction of both Seller and Buyer or their authorized agents, then Escrowee may give written notice to Seller and Buyer of the intended disbursement of Earnest Money, indicating the manner in which Escrowee intends to disburse in the absence of any written objection. If neither Party objects, in writing, to the proposed disposition of the Earnest Money within 30 days after the date of the notice, then Escrowee shall proceed to dispense the Earnest Money as previously noticed by Escrowee. If either Seller or Buyer objects in writing to the intended disposition within the 30 day period, then the Escrowee may deposit the Earnest Money with the Clerk of the Circuit Court by the filing of an action in the nature of an Interpleader. Escrowee may withdraw from the Earnest Money all costs, including reasonable attorney's fees, related to the filing of the Interpleader, and the Parties shall indemnify and hold Escrowee harmless from any and all claims and demands, including the payment of reasonable attorneys' fees, costs, and expenses arising out of those claims and demands. In the event of default by Buyer, the Earnest Money, less expenses and commission of the listing broker, shall be paid to Seller. If Seller defaults, the Earnest Money, at the option of Buyer, shall be refunded to Buyer, but such refunding shall not release Seller from the obligations of this Contract.

F. Operational Systems. Seller represents that the heating, plumbing, electrical, central cooling, ventilating systems, appliances, and fixtures on the Property are in working order and will be so at the time of Closing. Buyer shall have the right to enter the Property during the 48-hour period immediately prior to Closing solely for the purpose of verifying that the operational systems and appliances serving the Property are in working order and that the Property is in substantially the same condition, normal wear and tear excepted, as of the Acceptance Date.

G. Insulation and Heat Disclosure Requirements. If the Property is new construction, Buyer and Seller shall comply with all insulation disclosure requirements as provided by the Federal Trade Commission, and Rider 13 is attached. If the Property is located in the City of Chicago, Seller and Buyer shall comply with the provisions of Chapter 5-16-050 of the Municipal Code of Chicago concerning heating cost disclosure for the Property.

H. Code Violations. Seller warrants that no notice from any city, village, or other governmental authority of a dwelling code violation that currently exists on the Property has been issued and received by Seller or Seller's agent ("***Code Violation Notice***"). If a Code Violation Notice is received after the Acceptance Date and before Closing, Seller shall promptly notify Buyer of the Code Violation Notice. If the matters specified in such Code Violation Notice are not resolved prior to Closing, Buyer may terminate this Contract by Notice to Seller and this Contract shall be null and void.

I. Escrow Closing. At the written request of Seller or Buyer received prior to the delivery of the Deed, this sale shall be closed through an escrow with a title insurance company, in accordance with the general provisions of the usual form of deed and money escrow agreement then furnished and in use by the title insurance company, with such special provisions inserted in the escrow agreement as may be required to conform with this Contract. Upon the creation of an escrow, payment of Purchase Price and delivery of deed shall be made through the escrow, this Contract and the Earnest Money shall be deposited in the escrow, and the Broker shall be made a party to the escrow with regard to commission due. The cost of the escrow shall be divided equally between Buyer and Seller except that any money lender escrow fee shall be paid for by the Buyer.

J. Legal Description and Survey. At least 5 Business Days prior to Closing, Seller shall provide Buyer with the legal description of the Property as set forth in the recorded declaration of the condominium. If Buyer or Buyer's mortgagee desires a more recent or extensive survey the survey shall be obtained at Buyer's expense. The Parties may amend this Contract to attach a complete and correct legal description of the Property.

K. Affidavit of Title; ALTA. Seller agrees to furnish to Buyer an affidavit of title subject only to those items set forth in this Contract, and an ALTA form if required by Buyer's mortgagee, or the title insurance company, for extended coverage.

L. RESPA and FIRPTA. Buyer and Seller shall make all disclosures and do all things necessary to comply with the applicable provisions of the Real Estate Settlement Procedures Act of 1974 (RESPA), as amended. Buyer and Seller shall comply with the reporting requirements of the applicable sections of the Internal Revenue Code and the Foreign Investment in Real Property Tax Act (FIRPTA). Unless otherwise disclosed in writing, Seller represents that Seller is a United States Taxpayer and will deliver a FIRPTA Affidavit evidencing same to Closing.

M. Transfer Taxes. Seller shall pay the amount of any stamp tax imposed by the state and county on the transfer of title, and shall furnish a completed declaration signed by Seller or Seller's agent in the form required by the state and county, and shall furnish any declaration signed by Seller or Seller's agent or meet other requirements as established by any local ordinance with regard to a transfer or transaction tax. Any real estate transfer tax required by local ordinance shall be paid by the person designated in that ordinance.

N. Removal of Personal Property. Seller shall remove from the Property by the Closing Date all debris and Seller's personal property not conveyed by Bill of Sale to Buyer.

O. Surrender. Seller agrees to surrender possession of the Property in broom-clean condition and in the same condition as it was on the Acceptance Date, ordinary wear and tear excepted, subject to Paragraph B of the General Provisions of this Contract. To the extent that Seller fails to comply with this paragraph, Seller shall not be responsible for that portion of the total cost related to this violation that is below $250.00.

P. Time. Time is of the essence for purposes of this Contract.

Q. Number. Wherever appropriate within this Contract, the singular includes the plural.

R. Flood Plain Insurance. In the event the Property is in a flood plain and flood insurance is required by Buyer's lender, Buyer shall pay for that insurance.

S. Business Days and Time. Business Days are defined as Monday through Friday, excluding Federal holidays. Business Hours are defined as 8:00 AM to 6:00 PM Chicago Time.

T. Patriot Act. Seller and Buyer represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by Executive Order or the United States Treasury Department as a Specially Designated National and Blocked Person, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation which is enforced or administered by the Office of Foreign Assets Control ("OFAC"), and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each Party shall defend, indemnify, and hold harmless the other Party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representation and warranty.

U. Brokers. The real estate brokers named in this Contract shall be compensated in accordance with their agreements with their clients and/or any offer of compensation made by the listing broker in a multiple listing service in which the listing and cooperating broker both participate.

V. Executed Contract. The listing broker shall hold the fully executed copy of this Contract.